Exhibit 99.1

Macquarie Infrastructure Corporation

125 West 55th Street New York, NY10019 United States	Telephone +1 212 231 1000 Facsimile +1 212 231 1828 Internet www.macquarie.com/mic

Media Release

MACQUARIE INFRASTRUCTURE CORPORATION COMPLETES CONVERSION FROM LIMITED LIABILITY COMPANY TO CORPORATION

•	Conversion completed effective 12:01am on May 21, 2015

•	Limited liability company membership interests converted one for one into shares of common stock of corporation

•	Shares continue to trade as “MIC” on the New York Stock Exchange

New York, NY – May 21, 2015 Macquarie Infrastructure Corporation (NYSE: MIC) announced that it has successfully completed a planned conversion to a Delaware corporation from a Delaware limited liability company. The conversion was effective at 12:01am on May 21, 2015.

The conversion had no impact on the business or management of the Company and has been treated as a tax-free exchange under relevant Internal Revenue Service regulations. Investors automatically received one share of common stock for each limited liability company interest held at the time of the conversion.

MIC undertook the conversion in an effort to become eligible for consideration for inclusion in various stock indices. Management also believes that certain potential investors were evaluating the Company and choosing not to invest solely because they believed it to be a pass-through entity. In fact, MIC made an election to be treated as a corporation for tax purposes, and not a pass-through entity, in 2007.

The conversion also constitutes a Make-Whole Fundamental Change with respect to the Company's $350 million of outstanding Convertible Senior Notes. Holders of the Notes that choose to convert those securities into shares of common stock from May 21, 2015 until the close of business on June 18, 2015 will be entitled to a conversion rate of 12.7836 shares per $1000 face amount of Notes.

“We are pleased to have completed the conversion to a corporation in a timely manner and remain confident that it will be viewed positively by the investment community,” said James Hooke, chief executive officer of MIC.

The Company’s equity securities will continue to be listed on the New York Stock Exchange and will trade under the symbol “MIC”.

About Macquarie Infrastructure Corporation

Macquarie Infrastructure Corporation owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a bulk liquid terminals business, International-Matex Tank Terminals, an airport services business, Atlantic Aviation, a gas processing and distribution business, Hawaii Gas, and several entities comprising a Contracted Power and Energy segment. MIC is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Corporation website at www.macquarie.com/mic. MIC-G

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

For further information, please contact:

Investor enquiries Jay A. Davis Investor Relations Macquarie Infrastructure Corporation (212) 231-1825	Media enquiries Paula Chirhart Corporate Communications Macquarie Infrastructure Corporation (212) 231-1239